Exhibit 10.22

January 3, 2022

By Email

Mr. Jason Krom

7324 Roman Ave NW

Massillon, OH 44646

Re:	Letter Agreement Regarding Part-Time Employment

Dear Jason:

On December 14, 2021, you gave notice of your termination, effective January 3, 2022, of your employment with HOF Village Newco, LLC (“Newco”) and your Employment Agreement, dated September 16, 2019, as amended by Amendment No. 1, dated December 22, 2020 (“Employment Agreement”), and your resignation, effective January 3, 2022, as Chief Financial Officer of Hall of Fame Resort & Entertainment Company (the “Company”). To assist in the transitioning of your duties and responsibilities as the former Chief Financial Officer of the Company and Newco, you and Newco have agreed that, effective January 3, 2022, you will continue as a part-time employee of Newco through February 25, 2022 (such period, the “Transition Period”). The parties agree that your Employment Agreement terminated effective January 3, 2022 due to your resignation without Good Reason and that the Employment Agreement will not apply to your part-time employment during the Transition Period. Instead, this Letter Agreement shall govern the terms of your part-time employment during the Transition Period.

During the Transition Period, you will be employed as a part-time advisor, and you agree to perform the following duties upon request of Newco or the Company:

●	Provide financial and accounting guidance based on historic and institutional knowledge.
●	Provide knowledge-share to current and future finance and executive staff.
●	Assist with any transition needed in relation to your former role as Chief Financial Officer, including, but not limited to:
o	Information Technology with Shirley Barnes;
o	Corporate Accounting with John van Buiten;
o	Investor Relation and FP&A with Eric Hess; and
o	Michael Crawford and the rest of the Executive Team.
●	Be reasonably available to answer any questions from staff of Newco and the Company.
●	Provide and review all necessary documentation with appropriate staff of Newco and the Company.
●	Facilitate introductions, as needed, between third parties and staff of Newco and the Company.

You agree that you will be available by email and phone to perform these duties approximately 10 to 15 hours per week during the Transition Period.

The parties acknowledge that you have already begun full-time employment with your new employer. You represent that your new employer is aware of and has approved your part-time employment with Newco during the Transition Period. You further represent that you have no outstanding agreement or obligation that is in conflict with any of the provisions of this Letter Agreement or that would preclude you from complying with the provisions of this Letter Agreement. You agree that you will not enter into any such conflicting agreement during the Transition Period.

During the Transition Period, Newco will pay you a salary of $1,800.00 per week, less applicable deductions and withholdings, payable on Newco’s regular payroll dates. In the event that the Transition Period is terminated prior to February 25, 2022 as described below, you will receive a pro-rated weekly salary for any partial week of employment.

Because you are a part-time employee of Newco and have already begun full-time, benefits-eligible employment with your new employer, you will not be eligible to participate in the Company’s health insurance plans during the Transition Period. Moreover, because you will not be employed as the Chief Financial Officer of the Company and Newco and will not be employed by Newco or the Company in a full-time capacity during the Transition Period, you will not be eligible for continued vesting during the Transition Period with respect to any awards granted under the Hall of Fame Resort & Entertainment Company Amended 2020 Omnibus Incentive Plan (the “Plan”), including, but not limited to, your January 22, 2021 grant of 175,789 restricted stock units (“RSUs”) under the Plan, that would otherwise vest in 1/3 equal increments beginning on January 22, 2022, and you will not be eligible to receive bonus payments for calendar year 2021.

Either you or Newco may terminate the Transition Period and your part-time employment with Newco prior to February 25, 2022 by providing the other party seven days’ advance written notice.

If the foregoing terms and conditions are acceptable to you, please sign and date this Letter Agreement in the space provided below and return it to me by e-mail.

Sincerely,

/s/ Lisa Gould
Lisa Gould
Vice President of Human Resources

Seen and agreed:

/s/ Jason Krom
Jason Krom

1/5/2022
Date